UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007 (March 2, 2007)

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 NE Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 5, 2007, OMNI Energy Services Corp. (“OMNI”) announced the completion of the previously announced $64.5 million of new senior credit facilities (“Senior Credit Facilities”) dated February 28, 2007, between the OMNI and LaSalle Business Credit, LLC, a wholly-owned subsidiary of LaSalle Bank, N.A. and an affiliate of ABN AMRO (“LaSalle”). Final completion of the Senior Credit Facilities occurred on March 2, 2007.

The Senior Credit Facilities are comprised of a $39.5 million Term Loan (“Term Loan”) and a $25.0 million working capital revolving line of credit (“Revolver”). Borrowings under the asset-based Term Loan will be determined by pre-set advance rates against the agreed upon value of OMNI’s currently owned and to be acquired seismic, environmental, rental and transportation equipment. The term loan amortizes over 60 months with level amortization payments. Principal and interest payments are due quarterly with interest accruing at the initial rate of 90-day LIBOR plus 2%, or the prime interest rate, at OMNI’s option.

The proceeds from the Senior Credit Facilities were used to (i) repay approximately $22.0 million outstanding principal balance under its existing Term A and Term B loans; (ii) close the previously announced acquisition of BMJ Industrial Investments, L.L.C. and it wholly-owned subsidiary Charles Holston, Inc.; and (iii) complete the previously announced acquisition of certain assets of Cypress Consulting Services, Inc. d/b/a Cypress Energy Services. The balance of the proceeds available under the Senior Credit Facilities will be used to pay fees and expenses of the aforementioned transactions and provide additional working capital.

The foregoing description of the Senior Credit Facilities above does not purport to be complete and is qualified in its entirety by reference to the Senior Credit Facilities, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Loan and Security Agreement, dated February 28, 2007, by and among LaSalle Business Credit, LLC, the lenders identified therein, OMNI, the subsidiaries of OMNI identified therein and the other Credit Parties identified therein.

99.1	Press Release dated March 5, 2007 announcing the completion of the Senior Credit Facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: March 8, 2006

	By:	/s/ G. Darcy Klug
G. Darcy Klug
Executive Vice President